Columbia Banking System Announces Increase to Common Share Dividend

TACOMA, Wash., November 14, 2025 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB), parent company of Columbia Bank, today announced its Board of Directors has approved a quarterly cash dividend in the amount of $0.37 per common share, representing a 3% increase to the most recent Columbia dividend declaration. The dividend is payable December 15, 2025, to shareholders of record as of November 28, 2025.

“We are pleased to announce an increase to our regular dividend, providing another form of capital return to our shareholders that complements our recently announced $700 million share repurchase program,” commented Clint Stein, President and CEO of Columbia. “Looking forward, we expect to produce exceptional profitability, which will result in meaningful capital generation over the coming quarters. Our strategic priorities, which include organic growth and balance sheet optimization, support our commitment to enhance long-term shareholder value in combination with a robust capital return platform.”

About Columbia
Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank, an award-winning western U.S. regional bank. Columbia Bank is the largest bank headquartered in the Northwest and one of the largest banks headquartered in the West with locations in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington. Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

Investor Relations Contact:
Jacquelynne “Jacque” Bohlen
ir@columbiabank.com
(503) 727-4100

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025 for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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